Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated August 19, 2006 accompanying the consolidated financial statements and schedule of ACE*COMM Corporation and subsidiaries appearing in the 2006 Annual Report of the Company to its shareholders included in the Annual Report on Form 10-K for the year ended June 30, 2006, which is incorporated by reference in this Registration Statement and Prospectus. We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned report and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
McLean, Virginia
June 29, 2007